BGC GROUP

REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

EXHIBIT 99.1
NEW YORK – July 30, 2024 – BGC Group, Inc. (Nasdaq: BGC) today reported its financial results for the quarter ended June 30, 2024.1

Howard W. Lutnick, Chairman and CEO:
"BGC delivered record second quarter revenues and Adjusted Earnings, with continued growth across our businesses and geographies.
Our revenue growth of 12 percent delivered Adjusted Earnings growth of over 19 percent, demonstrating BGC's operating leverage. Higher revenues, along with improved profitability in our FMX and Fenics businesses, contributed significantly to our profit growth and margin expansion in the second quarter.
We are excited about FMX, which continues to outperform its peer. FMX UST volumes were up 37 percent and FMX FX was up 30 percent. FMX, together with its clearing partner, LCH, has full CFTC approval to open our futures exchange. Together with our 10 partners, the world's largest banks and market-makers, we look forward to the launch of SOFR futures, the largest notional futures contract in the world, in September."

SELECT FINANCIAL RESULTS2,3

Highlights of Consolidated Results (USD millions)	2Q24	2Q23	Change
Revenues	$550.8	$493.1	11.7%
GAAP income (loss) from operations before income taxes	55.2	(31.3)	276.4%
GAAP net income (loss) for fully diluted shares	36.1	(19.7)	283.1%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	125.8	105.5	19.2%
Post-tax Adjusted Earnings	114.7	100.0	14.7%
Adjusted EBITDA	162.4	135.1	20.2%
Per Share Results	2Q24	2Q23	Change
GAAP fully diluted earnings (loss) per share	$0.08	($0.05)	260.0%
Post-tax Adjusted Earnings per share	$0.23	$0.20	15.0%
1 This release includes the results of BGC Group, Inc. beginning in Q3 2023, following the completion of BGC's corporate conversion on July 1, 2023. All historic information prior to Q3 2023 reflects the results of BGC Partners, Inc. The discussion of record results excludes business dispositions or spin-offs, such as BGC’s spin-off of Newmark Group, Inc. and the sale of its Insurance Brokerage Business.
2 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, “Liquidity Analysis”, and "Constant Currency Defined", including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
3 For comparative revenue changes in Constant Currency, please see sections in this document titled "Consolidated Revenues in Constant Currency" and "Fenics Revenues in Constant Currency".

DISCUSSION OF RESULTS
BGC's revenues grew by 11.7 percent to $550.8 million, representing record second quarter revenues and reflecting broad-based growth across all geographies.
BGC generated strong double-digit revenue growth across its three largest businesses, Rates, ECS ("Energy, Commodities, and Shipping") and Foreign Exchange. Revenues across EMEA, Americas, and APAC grew by 14.4 percent, 9.5 percent, and 7.9 percent, respectively.
Profitability increased across all earnings metrics during the quarter. Pre-tax Adjusted Earnings grew by 19.2 percent to $125.8 million — a margin of 22.8 percent — its fifteenth consecutive quarter of year-over-year margin expansion. Post-tax Adjusted Earnings increased by 14.7 percent to $114.7 million and post-tax Adjusted Earnings per share improved by 15.0 percent to $0.23 per share. Adjusted EBITDA grew by 20.2 percent to $162.4 million for the second quarter.

CONSOLIDATED REVENUES4

Consolidated Revenues (USD millions)	2Q24	2Q23	Change
Rates	$166.0	$144.2	15.1%
ECS ("Energy, Commodities, and Shipping")	117.7	98.7	19.3%
Foreign Exchange	88.9	77.5	14.7%
Credit	69.4	65.8	5.4%
Equities	51.4	57.4	(10.4)%
Total Brokerage Revenues	$493.5	$443.6	11.3%
Data, Network, and Post-trade	30.8	27.0	14.1%
Interest and dividend income, Fees from related parties and Other revenues	26.4	22.5	17.6%
Total Revenues	$550.8	$493.1	11.7%
Total brokerage revenues grew by 11.3 percent:
■Rates revenues increased by 15.1 percent to $166.0 million, reflecting higher volumes across interest rates derivatives, including our Euro, U.S. Dollar and new Yen rates businesses.
■ECS revenues grew by 19.3 percent to $117.7 million, driven by strong organic growth across the business.
■Foreign Exchange revenues improved by 14.7 percent to $88.9 million, driven by emerging markets products and G10 options volumes.
4 Beginning in the first quarter of 2024, “Energy and Commodities" was renamed to “ECS" ( Energy, Commodities, and Shipping) to better reflect the integrated operations of these businesses.

■Credit revenues increased by 5.4 percent to $69.4 million, on higher trading volumes across European, emerging market, and U.S. credit products, partially offset by lower Asian credit activity.
■Equities revenues decreased by 10.4 percent to $51.4 million, due to lower equity derivative trading volumes, partially offset by higher cash equity activity.
Data, Network, and Post-trade revenues improved by 14.1 percent to $30.8 million, driven by broad-based revenue growth across Fenics Market Data, Lucera, and Capitalab.
Interest and dividend income, Fees from related parties and Other revenues increased by 17.6 percent to $26.4 million, due to higher interest income versus the year ago period.

FENICS5

Fenics Revenues (USD millions)	2Q24	2Q23	Change
Fenics Markets	$115.1	$107.0	7.5%
Fenics Growth Platforms	22.2	18.1	22.4%
Fenics Revenues	$137.3	$125.1	9.7%
Fenics second quarter revenues grew by 9.7 percent to $137.3 million, driven by higher electronic trading activity, as well as strong improvement in Data, Network and Post-trade subscription revenues.
Fenics Markets produced revenue of $115.1 million in the second quarter, an increase of 7.5 percent. This growth was driven by strong electronic Foreign Exchange, Credit and Rates volumes, along with higher Fenics Market Data revenues. BGC's rapidly growing ECS business is expected to provide future electronic growth opportunities for our Fenics Markets business.
Fenics Growth Platforms generated second quarter revenues of $22.2 million, up 22.4 percent, driven by PortfolioMatch, Lucera, and FMX.
■PortfolioMatch more than doubled its U.S. credit volumes versus a year ago and increased its European volumes by nearly five-fold.
■Lucera revenues grew by 16 percent — its 18th consecutive quarter of double-digit year-over-year revenue growth. Lucera continues to expand its customer base and deepen its existing customer agreements adding to its recurring revenue base.
■FMX includes the world's fastest growing cash U.S. Treasuries marketplace and its spot Foreign Exchange platform, along with its fully approved U.S. interest rate futures exchange. FMX is challenging the CME's monopoly in U.S. interest rate futures and its leading position in cash U.S. Treasuries and spot Foreign Exchange.
■FMX UST produced record market share of 30 percent for the second quarter, up from 28 percent last quarter, and 23 percent a year ago.6 FMX UST average daily volumes ("ADV") improved by 37 percent versus the prior year period, achieving new record ADV of $47 billion for the second quarter. This translated to revenue growth of 34 percent.
5 FMX revenues are reported within Fenics.
6 Central limit order book ("CLOB") market share. Source: Coalition Greenwich

■FMX FX average daily volumes improved by over 30 percent versus the prior year period on record ADV of $8.1 billion. FMX FX continues to grow faster than the overall market and is expected to significantly grow its market share in the enormous global foreign exchange market.
■FMX Futures will compete in the world's most valuable and widely traded market -- U.S. interest rate futures. FMX is scheduled to launch SOFR futures in September 2024 with U.S. treasury futures launching in early 2025.
FMX Futures will provide clients with significant capital savings through its clearing partnership with LCH. LCH is a fully approved CFTC Derivatives Clearing Organization and is the world's largest clearer of interest rate swaps, with approximately 98 percent market share of cleared U.S. dollar interest rate swaps.7
FMX clients will receive cross-margin capital savings on both their FMX futures positions and their $225 billion of LCH cleared interest rate swap collateral supporting $53.3 trillion of US dollar swaps cleared by LCH in the second quarter.7 SOFR futures are near-perfect offsets for interest rate swaps and FMX SOFR futures will produce enormous cross-margin efficiencies, against the much larger LCH collateral pool, to which its peer does not have access. FMX expects its cross-margin efficiencies to be many multiples of what is available at the competing offering today.

CONSOLIDATED EXPENSES AND TAXES AND NONCONTROLLING INTEREST8

Consolidated Expenses (USD millions)	2Q24	2Q23	Change
Compensation and employee benefits under GAAP	$272.0	$243.4	11.8%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	66.2	126.6	(47.7)%
Non-compensation expenses under GAAP	162.0	155.7	4.0%
Total expenses under GAAP	$500.2	$525.8	(4.9)%

Compensation and employee benefits for Adjusted Earnings	$272.0	$240.4	13.1%
Non-compensation expenses for Adjusted Earnings	154.4	146.8	5.1%
Total expenses for Adjusted Earnings	$426.3	$387.2	10.1%

Taxes and Noncontrolling Interest (USD millions)	2Q24	2Q23	Change
GAAP provision (benefit) for income taxes	$18.0	($9.1)	298.4%
Provision for income taxes for Adjusted Earnings	11.7	5.2	126.4%
7 Source: Clarus Financial Technology. Cleared interest rate swap collateral data as of 3/29/2024.
8 For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

CONSOLIDATED SHARE COUNT

Consolidated Share Count (USD millions)	2Q24	2Q23	Change	1Q24	Change (QoQ)
Fully diluted weighted-average share count under GAAP	480.9	391.7	22.7%	478.0	0.6%
Fully diluted weighted-average share count for Adjusted Earnings	496.8	505.5	(1.7)%	495.0	0.4%
BGC's fully diluted weighted-average share count for Adjusted Earnings was 496.8 million during the second quarter, a 1.7 percent decrease compared to the second quarter of 2023 and a 0.4 percent increase versus the first quarter of 2024.
BGC continues to expect its fully diluted weighted-average share count to remain approximately flat for the full year 2024, assuming no extraordinary transactions.
BGC's fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares in such periods.

OUTLOOK

Metric (USD millions)	Guidance	Actual
	3Q 2024	3Q 2023
Revenues	$505 - $555	$482.7
Pre-tax Adjusted Earnings	$110 - $127	$101.9

DIVIDEND INFORMATION
On July 29, 2024, BGC’s Board of Directors declared a quarterly qualified cash dividend of $0.02 per share payable on September 3, 2024 to Class A and Class B common stockholders of record as of August 19, 2024, which is the same date as the ex-dividend date.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcg.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcg.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on the date of this release starting at 10:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcg.com. Alternatively, interested parties can access the call by dialing +1 877-407-0312 (U.S.) or +1 201-389-0899 (international) and be answered by an operator. After the conference call, an archived recording will be available at http://ir.bgcg.com.

BGC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$571,659	$655,641
Cash segregated under regulatory requirements	14,486	17,255
Financial instruments owned, at fair value	193,988	45,792
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,062,588	350,036
Accrued commissions and other receivables, net	358,657	305,793
Loans, forgivable loans and other receivables from employees and partners, net	394,527	367,805
Loan receivable from related parties	180,000	—
Fixed assets, net	182,887	178,300
Investments	40,954	38,314
Goodwill	505,426	506,344
Other intangible assets, net	201,823	211,285
Receivables from related parties	1,557	2,717
Other assets	550,643	496,655
Total assets	$4,259,195	$3,175,937

Liabilities, Redeemable Partnership Interest, and Equity
Repurchase agreements	$6,581	$—
Accrued compensation	194,020	206,364
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	880,404	202,266
Payables to related parties	38,242	17,456
Accounts payable, accrued and other liabilities	657,389	668,189
Notes payable and other borrowings	1,440,689	1,183,506
Total liabilities	3,217,325	2,277,781

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 1,500,000,000 shares authorized;
415,375,478 and 403,574,835 shares issued at June 30, 2024 and December 31, 2023, respectively; and 379,588,254 and 390,094,988 shares outstanding at June 30, 2024
and December 31, 2023, respectively	4,153	4,036
Class B common stock, par value $0.01 per share; 300,000,000 shares authorized;
109,452,953 and 109,452,953 shares issued and outstanding at June 30, 2024 and
December 31, 2023, respectively, convertible into Class A common stock	1,095	1,095
Additional paid-in capital	2,166,717	2,105,130
Treasury stock, at cost: 35,787,224 and 13,479,847 shares of Class A common stock at
June 30, 2024 and December 31, 2023, respectively	(217,097)	(67,414)
Retained deficit	(1,046,827)	(1,119,182)
Accumulated other comprehensive income (loss)	(49,908)	(38,582)
Total stockholders' equity	858,133	885,083
Noncontrolling interest in subsidiaries	183,737	13,073
Total equity	1,041,870	898,156
Total liabilities, redeemable partnership interest and equity	$4,259,195	$3,175,937

BGC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2024	2023	2024	2023
Commissions	$395,081	$348,720	$810,253	$726,008
Principal transactions	98,439	94,883	211,288	209,812
Total brokerage revenues	493,520	443,603	1,021,541	935,820

Fees from related parties	4,643	4,062	9,064	8,019
Data, network and post-trade	30,812	27,000	61,715	54,122
Interest and dividend income	17,145	13,371	26,909	18,686
Other revenues	4,641	5,044	10,146	9,300
Total revenues	550,761	493,080	1,129,375	1,025,947

Expenses:
Compensation and employee benefits	271,990	243,387	562,832	510,601
Equity-based compensation and allocations of net
income to limited partnership units and FPUs	66,207	126,644	162,288	208,017
Total compensation and employee benefits	338,197	370,031	725,120	718,618
Occupancy and equipment	40,959	40,488	81,765	81,653
Fees to related parties	8,009	7,991	15,224	16,431
Professional and consulting fees	12,805	14,819	27,064	30,520
Communications	30,172	27,813	60,180	55,752
Selling and promotion	17,714	15,320	34,485	29,936
Commissions and floor brokerage	17,414	16,161	34,806	31,426
Interest expense	21,551	19,914	41,687	35,656
Other expenses	13,334	13,221	27,892	25,729
Total non-compensation expenses	161,958	155,727	323,103	307,103
Total expenses	500,155	525,758	1,048,223	1,025,721

Other income (losses), net:
Gains (losses) on equity method investments	2,744	2,412	4,534	4,474
Other income (loss)	1,814	(1,011)	40,576	(2,746)
Total other income (losses), net	4,558	1,401	45,110	1,728

Income (loss) from operations before income taxes	55,164	(31,277)	126,262	1,954

Provision (benefit) for income taxes	17,989	(9,067)	40,046	2,994
Consolidated net income (loss)	$37,175	$(22,210)	$86,216	$(1,040)

Less: Net income (loss) attributable to noncontrolling
interest in subsidiaries	(653)	(2,506)	(822)	(314)

Net income (loss) available to common stockholders	$37,828	$(19,704)	$87,038	$(726)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Per share data:
Basic earnings (loss) per share
Net income (loss) attributable to common stockholders	$36,054	$(19,704)	$82,502	$(726)
Basic earnings (loss) per share	$0.08	$(0.05)	$0.17	$—
Basic weighted-average shares of common stock outstanding	475,272	391,745	472,895	383,528

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$36,070	$(19,704)	$82,553	$(726)
Fully diluted earnings (loss) per share	$0.08	$(0.05)	$0.17	$—
Fully diluted weighted-average shares of common stock outstanding	480,861	391,745	479,417	383,528

Non-GAAP Financial Measures
The non-GAAP definitions below include references to certain equity-based compensation instruments, such as restricted stock awards and/or restricted stock units (“RSUs”), that the Company has issued and outstanding following its corporate conversion on July 1, 2023. Although BGC is retaining certain defined terms and references, including references to partnerships or partnership units, for purposes of comparability before and after the corporate conversion, such references may not be applicable following the period ended June 30, 2023.
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; “Liquidity”; and "Constant Currency". The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the underlying operating performance of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
■Charges related to amortization of RSUs, restricted stock awards, other equity-based awards, and limited partnership units;
■Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs;
■Charges with respect to preferred units and RSU tax accounts. Any preferred units and RSU tax accounts would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution or dividend. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock, and RSU tax accounts are granted in connection with the grant of RSUs. The preferred units and RSU tax accounts are granted at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes;
■GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs;
■Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards or partnership units with capital accounts;

■Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders; and
■Charges related to dividend equivalents earned on RSUs and any preferred returns on RSU tax accounts.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”
Virtually all of BGC’s key executives and producers have equity stakes in the Company and its subsidiaries and generally receive deferred equity as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues RSUs, restricted stock, limited partnership units (prior to July 1, 2023) as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock (prior to July 1, 2023), to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant.
Compensation charges are also adjusted for certain other cash and non-cash items.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
■Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
■Acquisition related costs;
■Non-cash GAAP asset impairment charges;
■Resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that management believes do not best reflect BGC’s underlying operating performance, including related unaffiliated third-party professional fees and expenses; and
■Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for professional fees and expenses, exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangible assets created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude gains from litigation resolution and certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
■Gains or losses on divestitures;
■Fair value adjustment of investments;
■Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
■Any unusual, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
■The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
■The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax, when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings” in the Company’s most recent financial results press release.

Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
■Provision (benefit) for income taxes;
■Net income (loss) attributable to noncontrolling interest in subsidiaries;
■Interest expense;
■Fixed asset depreciation and intangible asset amortization;
■Equity-based compensation, dividend equivalents and allocations of net income to limited partnership units and FPUs;
■Impairment of long-lived assets;
■(Gains) losses on equity method investments; and
■Certain other non-cash GAAP items, such as non-cash charges of amortized rents.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period.

The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
•Unusual, non-ordinary, or non-recurring items;
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
•Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, or enforcement matters, or similar items, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), financial instruments owned, at fair value, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or in the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Constant Currency Defined
BGC generates a significant amount of its revenues in non-U.S. dollar denominated currencies, particularly in the euro and pound sterling. In order to present a better comparison of the Company's revenues during the period, which exhibited highly volatile foreign exchange movements, BGC provides revenues year-over-year comparisons on a "Constant Currency" basis. BGC uses a Constant Currency financial metric to provide a better comparison of the Company's underlying operating performance by eliminating the impacts of foreign currency fluctuations between comparative periods. Since BGC's consolidated financial statements are presented in U.S. dollars, fluctuations in non-U.S. dollar denominated currencies have an impact on the Company's GAAP results. The Company's Constant Currency metric, which is a non-GAAP financial measure, assumes the foreign exchange rates used to determine the Company's comparative prior period revenues, apply to the current period revenues. Constant Currency revenue percentage change is calculated by determining the change in current quarter non-GAAP Constant Currency revenues over prior period revenues. Non-GAAP Constant Currency revenues are total revenues excluding the effect of foreign exchange rate movements and are calculated by remeasuring and/or translating current quarter revenues using prior period exchange rates. BGC presents certain non-GAAP Constant Currency percentage changes in Constant Currency revenues as a supplementary measure because it facilitates the comparison of the Company's core operating results. This information should be considered in addition to, and not as a substitute for, results reported in accordance with GAAP.

BGC GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q2 2024	Q2 2023
GAAP income (loss) from operations before income taxes	$55,164	$(31,277)

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	66,207	126,644
Other Compensation charges (2)	—	3,005
Total Compensation adjustments	66,207	129,649

Non-Compensation adjustments:
Amortization of intangibles (3)	4,688	4,196
Impairment charges	69	997
Other (4)	2,842	3,690
Total Non-Compensation adjustments	7,599	8,883

Other income (losses), net adjustments:
Other net (gains) losses (5)	(3,192)	(1,715)
Total other income (losses), net adjustments	(3,192)	(1,715)

Total pre-tax adjustments	70,614	136,817

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$125,778	$105,540

GAAP net income (loss) available to common stockholders	$37,828	$(19,704)
Allocation of net income (loss) to noncontrolling interest in subsidiaries (6)	—	(2,864)
Total pre-tax adjustments (from above)	70,614	136,817
Income tax adjustment to reflect adjusted earnings taxes (7)	6,282	(14,239)
Post-tax adjusted earnings	$114,724	$100,010

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.08	$(0.05)

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	—	0.01
Total pre-tax adjustments (from above)	0.14	0.27
Income tax adjustment to reflect adjusted earnings taxes	0.01	(0.03)

Post-tax adjusted earnings per share	$0.23	$0.20

Fully diluted weighted-average shares of common stock outstanding	496,767	505,493

Dividends declared per share of common stock	$0.02	$0.01
Dividends declared and paid per share of common stock	$0.02	$0.01
Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q2 2024	Q2 2023
Issuance of common stock and grants of exchangeability	$29,943	$101,938
Allocations of net income and dividend equivalents	1,044	637
LPU amortization	—	19,447
RSU, RSU Tax Account, and restricted stock amortization	35,220	4,622
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$66,207	$126,644
(2) GAAP Expenses in the second quarter of 2023 included certain loan impairments and other compensation related adjustments.
(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(4) GAAP expenses in the second quarter of 2024 and 2023 included resolutions of litigation and other matters, including their related professional fees, as well as certain other professional fees, of $1.7 million and $2.1 million, respectively, as well as various other GAAP items. GAAP expenses in the second quarter of 2024 and 2023, included $2.0 million and $2.0 million, respectively, of reserves in connection with unsettled trades and receivables with sanctioned Russian entities. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.
(5) For the second quarter of 2024 and 2023, includes non-cash gains of $2.7 million and $2.4 million, respectively, related to BGC's investments accounted for under the equity method. The second quarter of 2024 and 2023 also included a net gain of $0.4 million and a net loss of ($0.7) million, respectively, related to other recoveries and various other GAAP items.
(6) Primarily represents Cantor's pro-rata portion of net income prior to the Corporate Conversion that was completed on July 1, 2023.
(7) BGC's GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. The Company's GAAP provision (benefit) for income taxes was $18.0 million and ($9.1) million for the second quarters of 2024 and 2023, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by $6.3 million and ($14.2) million for the second quarters of 2024 and 2023, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was $11.7 million and $5.2 million for the second quarters of 2024 and 2023, respectively.
Note: Certain numbers may not add due to rounding.

BGC GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q2 2024	Q2 2023

Common stock outstanding	475,272	391,745
Other	5,589	—

Fully diluted weighted-average share count under GAAP	480,861	391,745

Non-GAAP Adjustments:
Limited partnership units	—	45,598
Cantor units	—	58,186
Founding partner units	—	6,675
RSUs	15,535	1,867
Restricted Stock	371	—
Other	—	1,422

Fully diluted weighted-average share count for Adjusted Earnings	496,767	505,493

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	June 30, 2024	December 31, 2023

Cash and cash equivalents	$571,659	$655,641
Financial instruments owned, at fair value	193,988	45,792
Repurchase agreements	(6,581)	—
Total Liquidity	$759,066	$701,433

        BGC GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q2 2024	Q2 2023
GAAP net income (loss) available to common stockholders	$37,828	$(19,704)

Add back:

Provision (benefit) for income taxes	17,989	(9,067)

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	(653)	(2,506)

Interest expense	21,551	19,914

Fixed asset depreciation and intangible asset amortization	20,161	19,194

Impairment of long-lived assets	69	997

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	66,207	126,644

(Gains) losses on equity method investments (3)	(2,744)	(2,412)

Other non-cash GAAP expenses (4)	2,000	2,000

Adjusted EBITDA	$162,408	$135,060

(1) Primarily represents Cantor's pro-rata portion of net income prior to the Corporate Conversion that was completed on July 1, 2023.
(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.
(3) For the second quarters of both 2024 and 2023, includes non-cash gains of $2.7 million and $2.4 million, respectively, related to BGC's investments accounted for under the equity method.
(4) The second quarter of 2024 and 2023 includes $2.0 million and $2.0 million, respectively, of non-cash reserves in connection with unsettled trades and receivables with sanctioned Russian entities.

BGC GROUP, INC.
CONSOLIDATED REVENUES IN CONSTANT CURRENCY
(in millions)
(unaudited)

	2Q24	2Q23	Change	Constant Currency Change
Rates	$166.0	$144.2	15.1%	15.9%
ECS ("Energy, Commodities, and Shipping")	117.7	98.7	19.3%	19.5%
Foreign Exchange	88.9	77.5	14.7%	15.1%
Credit	69.4	65.8	5.4%	6.0%
Equities	51.4	57.4	(10.4)%	(9.3)%
Total Brokerage Revenues	$493.5	$443.6	11.3%	11.8%
Data, Network, and Post-trade	30.8	27.0	14.1%	14.2%
Interest and dividend income, Fees from related parties and Other revenues	26.4	22.5	17.6%	18.0%
Total Revenues	$550.8	$493.1	11.7%	12.2%

BGC GROUP, INC.
FENICS REVENUES IN CONSTANT CURRENCY
(in millions)
(unaudited)

	2Q24	2Q23	Change	Constant Currency Change
Fenics Markets	$115.1	$107.0	7.5%	7.9%
Fenics Growth Platforms	22.2	18.1	22.4%	22.5%
Fenics Revenues	$137.3	$125.1	9.7%	10.0%

Other Items of Note
Unless otherwise stated, all results provided in this document compare the second quarter of 2024 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Group, Inc.
BGC Group, Inc. (Nasdaq: BGC) is a leading global marketplace, data, and financial technology services company for a broad range of products, including fixed income, foreign exchange, energy, commodities, shipping, equities, and now includes the FMX Futures Exchange. BGC’s clients are many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms.
BGC and leading global investment banks and market making firms have partnered to create FMX, part of the BGC Group of companies, which includes a U.S. interest rate futures exchange, spot foreign exchange platform and the world’s fastest growing U.S. cash treasuries platform.
For more information about BGC, please visit www.bgcg.com.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission ("SEC") filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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Investor Contact:
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+1 212-610-2426